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INSURANCE AUTO AUCTIONS ACQUIRES ONE OF THE NATION’S LARGEST
INDEPENDENT AUTO SALVAGE POOL COMPANIES
Auto Disposal Systems Acquisition Adds Seven New Locations to IAA’s Rapidly Expanding Business
WESTCHESTER, Ill., June 29, 2006 — Insurance Auto Auctions, Inc., a leader in automotive total loss and specialty salvage services in the United States, today announced the acquisition of Auto Disposal Systems Inc, or ADS, one of the largest independent salvage pool companies in the United States. The deal includes seven locations in Ashland, Ky., Buckhannon, W.VA, and in Cincinnati, Cleveland, Columbus, Dayton and Lima, Ohio. The acquisition was funded through the amendment and expansion of the company’s credit facility.
“The acquisition of ADS enables IAA to fill an important geographic corridor between existing locations in the Midwest and facilities in the East,” said Tom O’Brien, CEO of IAA. “Entering three new states with this single, significant expansion to our national presence is a further indication of our commitment to providing customers with comprehensive national service coverage.”
IAA’s computer systems, including the I-bid LIVE sm technology that allows buyers to bid electronically via the Internet in real time along with live local bidders, will roll into the new operations during the coming weeks. “Buyers using I-bid LIVE around the world will soon benefit from the product selection provided by the additional inventories at these new locations,” O’Brien continued. “In addition, we are confident that our business model of combining live auctions with live Internet bidding here and elsewhere will continue to generate the highest returns in the industry.”
“Auto Disposal Systems is run by a talented and experienced management team,” O’Brien continued. “We look forward to the opportunity of combining our national scale and resources with the ADS team to provide our customers with the best location network and service offering possible.”
“We are excited about the opportunities made possible by merging our company with IAA,” said Tom Hausfeld of ADS. “We view this as an important step in taking our organization to the next level and Insurance Auto Auctions was the most ideal solution for us. We’ve built a great team over the years and integrating with IAA will provide long-term viability for the operation into which we’ve invested so much of our lives.”
Brad Hausfeld of ADS commented, “IAA is a well managed and respected company and a good fit for our organization as we transition from a regional enterprise to an important part of a much larger, national operation. We look forward to very quickly becoming fully integrated to the IAA system and associating ourselves with this fine company.”
Since January of 2006, IAA has acquired 10 facilities in markets across the United States.
About Insurance Auto Auctions
Insurance Auto Auctions, Inc., founded in 1982, a leader in automotive total loss and specialty salvage services in the United States, provides insurance companies with cost-effective, turnkey solutions to process and sell total-loss and recovered-theft vehicles. The Company currently has 90 sites across the United States.
Additional information about Insurance Auto Auctions, Inc. is available on the World Wide Web at
www.iaai.com